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                      November 15, 2023

       Ben Palmer
       Chief Executive Officer
       RPC Inc.
       2801 Buford Highway, Suite 300
       Atlanta, Georgia 30329

                                                        Re: RPC Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed February 27,
2023
                                                            File No. 001-08726

       Dear Ben Palmer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation